                                                       Nicor Inc.
Form 10-K
                                                          Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-1732, 33-31029, 333-107377, 333-107375, 333-28699 and 333-140866 on Form S-8 of our report, dated February 25, 2009, relating to the financial statements and financial statement schedule of Nicor Inc. (which expresses an unqualified opinion and includes an explanatory paragraph related to a change, in 2007, in the method of recognizing and measuring income tax positions, and a change, in 2008, in the method of offsetting amounts related to certain contracts), and the effectiveness of Nicor Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Nicor Inc. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 25, 2009